EX-28.a.5

DIMENSIONAL INVESTMENT GROUP INC.

ARTICLES OF AMENDMENT

Dimensional Investment Group Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

SECOND: The Charter of the Corporation is hereby amended to change the name of the Series of the Corporation presently designated as the “U.S. Large Company Institutional Index Portfolio” to the “U.S. Large Company Portfolio.”

THIRD: The foregoing amendment to the Charter of the Corporation as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and is limited to a change that is expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH: The amendment to the Charter of the Corporation as set forth above does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series of the Corporation that is the subject of the amendment.

FIFTH: These Articles of Amendment shall become effective on May 8, 2010.

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IN WITNESS WHEREOF, Dimensional Investment Group Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 6th day of May, 2010; and its Vice President acknowledges that these Articles of Amendment are the act of Dimensional Investment Group Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:		DIMENSIONAL INVESTMENT GROUP INC.

By:	/s/ Valerie A. Brown	By:	/s/ Catherine L. Newell
	Valerie A. Brown, Assistant Secretary		Catherine L. Newell, Vice President and Secretary

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